Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Shareholders and Board of Directors of

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-188545) of Armada Hoffler Properties, Inc. for the registration of 700,000 shares of its common stock of our reports dated June 20, 2013 relating to (i) the unaudited condensed interim financial statements of Armada Hoffler Properties, Inc. and (ii) the unaudited condensed interim combined financial statements of Armada Hoffler Properties, Inc. Predecessor that are both included in its Form 10-Q for the quarter ended March 31, 2013.

/s/ Ernst & Young LLP

Richmond, Virginia

June 20, 2013